TRADE SECRETS IDENTIFICATION AND CONFIRMATORY ASSIGNMENT

This Trade Secrets Identification and Confirmatory Assignment (“Agreement”) is entered into effective as of  November 24, 2010 (the “Effective Date”), by and between Wang Chen, an individual with an address at Room 204-209, Flat 8, Zhonghuan House, No. 2 Wujiayao Road, Heping District, Tianjin, People’s Republic of China 300221 (“Wang”), and Shengkai Innovations, Inc., a Florida corporation having an office at No. 27, Wang Gang Road, Jin Nan (Shuang Gang) Economic and Technology Development Area, Tianjin, People’s Republic of China 30035 (“Company”; Company and Wang each individually a “Party”, and collectively the “Parties”).

RECITALS

A.           WHEREAS, Wang is and has been employed by the Company, currently, as of the Effective Date, as the Chief Executive Officer and Chairman of the Board of Directors of the Company;

B.           WHEREAS, Wang developed or otherwise knows or has in his possession certain Trade Secrets (as hereinafter defined) of the Company, including knowledge, information, specifications, procedures, know how and trade secrets relating to the products of the Company including the recipe, formulation, processing and manufacture of products of the Company;

C.           WHEREAS, to facilitate the stock offering contemplated by that certain Underwriting Agreement dated November 19, 2010, Wang has agreed to provide an identification and explanation of the Trade Secrets, including Trade Secret Material, as hereinafter defined to include diagrams, drawing, specifications and other materials and information as necessary to enable the Company to understand and use such Trade Secrets;

D.           WHEREAS, Company and Wang will cause the Trade Secret Material to be deposited in escrow pursuant to the escrow agreement between Shengkai Innovations, Inc. and Iron Mountain Intellectual Property Management, Inc., the form of which is attached hereto as Exhibit A (“Escrow Agreement”); and

E.           WHEREAS, Wang desires to confirm that all rights, title and interest in and to the Trade Secrets are owned by the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the terms and conditions herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party hereto hereby agrees as follows:

1.           Trade Secrets Definition.  For purposes of this Agreement, the term “Trade Secrets” means all of the following:

(a)           all knowledge, information, specifications, procedures, techniques, technology, concepts, know how and creativity that relate to the products of the Company, or that relate to or arise from the formulation, design, preparation, mixing, processing, manufacturing, cooking, testing, quality control, packaging, promotion, marketing, distribution, sales, timing of activities, composition, ingredients, quantities, qualities, recipes, formulas, supplies, equipment, sources of the foregoing, characteristics or nature of the products of the Company, known to, owned, held, acquired, obtained or developed by Wang;

(b)           all samples, prototypes, models, inventions, products, test results, data, written information, documents, programs, diskettes, notes, memoranda, instructions, proposals, copies, drawings, diagrams, sketches, pictures, prints, photographs, designs, depictions, graphics, and other materials, items, elements, assets and properties, that relate to or arise from the foregoing, known to, owned, held, acquired, obtained or developed by Wang; and

(c)           all trade secret rights, confidential information rights, copyrights, patents, patent rights, shop rights, trademarks, service marks, trade names, goodwill pertaining to the foregoing, rights under the laws of the United States, the Peoples Republic of China, and other countries and international conventions, registration rights, pending application rights, renewals, assignments and extensions of the foregoing, and all rights under all contracts, agreements, licenses and leases, and other rights, that relate to or arise from any of the foregoing.

For the avoidance of doubt, and further to and not in limitation of the foregoing, the “recipe” to the unique method for creating structural ceramic valves referred to in that certain Preliminary Prospectus Supplement of the Company dated November 18, 2010, is a Trade Secret of the Company, and the Company owns all rights, title and interest in and to this recipe, and any and all modifications, additions or improvements in or related thereto.

2.           Acknowledgement and Confirmatory Assignment.  For the avoidance of doubt, and further to and not in limitation of the definition of Trade Secrets above, the “recipe” to the unique method for creating structural ceramic valves referred to in that certain Preliminary Prospectus Supplement of the Company dated November 18, 2010, is a Trade Secret of the Company, and Wang hereby acknowledges and agrees that the Company owns all rights, title and interest in and to this recipe, and any and all modifications, additions or improvements in or related thereto.  To confirm Company’s ownership of the Trade Secrets including this recipe, and in addition to his acknowledgement and agreement above, Wang hereby unconditionally assigns, transfers, grants, conveys to Company, forever, and Company hereby receives, and acquires , all right, title, interest, tangible and intangible property, benefits, powers and privileges, of every kind and nature, whatsoever, throughout the world, now and in the future, in and to the Trade Secrets, including the recipe, individually and collectively, without the necessity of any further consideration.  To the extent the foregoing assignment may, for any reason, be invalid or unenforceable with respect to any of the Trade Secrets, all such Trade Secrets shall be considered works made for hire by Wang for Company within the meaning of Title 17 of the United States Code, or its successor provision, and all such Trade Secrets shall be owned by and remain exclusively the property of Company.

3.           Identification, Disclosure and Delivery to Escrow of the Trade Secrets.  Upon execution of this Agreement, Wang shall identify in tangible form, whether written or electronic, all Trade Secrets.  Wang shall execute and deliver all documents and other items and materials to, and cooperate with and undertake to perform all tasks reasonably requested by, Company, to make the confirmatory assignment and disclosure herein effective, and to allow Company to perfect or improve Company’s rights in the Trade Secrets.  Further and not in limitation of the foregoing, upon execution of this Agreement, Wang shall:

(a)           identify the Trade Secrets in writing or in an electronic medium, including any diagrams, drawings, specifications, ingredients, timing of events, characteristics or quality of material or ingredients, processes or methods of production and any other information or material that is necessary for the Company to utilize such Trade Secrets (such materials, “Trade Secret Material”);

(b)           fully cooperate with the Company to confirm the completeness and accuracy of the identified and disclosed Trade Secret Material, including allowing different employees responsible for discrete parts of the process or recipe to review that portion of the Trade Secret Material to confirm that such portion is complete and accurate;

(c)           assist Company in causing a complete and accurate copy of the Trade Secret Material to be delivered and deposited in escrow pursuant to the Escrow Agreement; and

(d)           assist Company in causing any updates, improvements, versions or other changes to the Trade Secret Material to be deposited from time to time pursuant to the Escrow Agreement to ensure that the Trade Secret Material remains current, and accurately reflects the Trade Secrets in use by the Company from time to time.

4.           Confidentiality and Rights Agreements.  In connection with the identification, disclosure and delivery to escrow of the Trade Secrets pursuant to Section 3, and as of the Effective Date of this Agreement, Company shall ensure that any employee of Company with access to any part of the Trade Secret Material executes Confidentiality and Rights Agreement substantially in the form attached hereto as Exhibit B.  Further, upon execution of the Agreement,

(a)           Company will cause Guo Wei to execute the Confidentiality and Rights Agreement attached hereto as Exhibit C;

(b)           Wang will execute the Confidentiality and Rights Agreement attached hereto as Exhibit D; and

(c)           Wang will have his mother, Guo Chuanye, execute the Non-Disclosure Letter Agreement attached hereto as Exhibit E.

5.           Representations.

(a)           Wang represents and warrants that:

 (i)           Other than Guo Wei and Guo Chuanye, Wang has not disclosed the Trade Secrets to any other person or  entity, and to Wang’s best knowledge, no other person or entity other than Ms. Guo Wei and Ms. Guo Chuanye have knowledge of the Trade Secrets;

(ii)           The Trade Secrets are free and clear of all claims, liens and encumbrances;

(iii)          Company is, and the confirmatory assignment herein confirms that Company is and shall be, the exclusive owner of all right, title and interest in the Trade Secrets;

(iv)          Wang has not granted and will not grant any assignments, licenses, sublicenses, transfers of ownership or other rights in or encumbrances of the Trade Secrets, and has not and will not use, apply, register or disclose the Trade Secrets, except as set forth in this Agreement;

(v)           the Trade Secrets do not infringe the copyrights, patents, trademarks, service marks, trade names, trade secret rights or other rights of any third party;

(vi)          there are no third parties who now claim or have ever claimed rights in, have threatened suit concerning, or otherwise taken any action to enforce any claimed rights in, the Trade Secrets; and

(vii)         Company is not assuming any liabilities whatsoever under this Agreement.

(b)          Each Party represents and warrants to the other that it has full power and authority to enter into and perform its obligations under this Agreement.

6.           Entire Agreement.  This Agreement may not be altered, modified, amended or changed, in whole or in part, except by a writing executed by the Parties.  The headings herein are for reference only and shall not define or limit the provisions hereof.  The Parties acknowledge and agree that this Agreement constitutes the entire agreement between Wang and Company with respect to the subject matter addressed herein, and all prior or contemporaneous agreements, whether written or oral, as may relate to the same, are hereby superseded by this Agreement.

7.           Severability.  In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provisions shall be severed or otherwise modified as may best preserve the intention of the parties hereto, and the Agreement as so modified shall remain in full force and effect.

8.           Successors and Assigns.  This Agreement shall be binding upon the Parties and their heirs, successors, assigns, transferees, grantees, executors and administrators.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, each Party hereto has caused this Trade Secrets Identification and Confirmatory Assignment to be executed as of the Effective Date.

Shengkai Innovations, Inc

/s/ Wang Chen	By:	/s/ Ming He
Wang Chen
Address:	Address:

No. 27, Wang Gang Road,
Jin Nan (Shuang Gang) Economic and Technology Development Area,
Tianjin, People’s Republic of China 300350

Exhibit A

Escrow Agreement

(see attached)

[Filed as Exhibit 10.1 to this Report]

Exhibit B

EMPLOYEE CONFIDENTIALITY AND RIGHTS AGREEMENT

THIS AGREEMENT (“Agreement”) is made by and between ________. (“Company”) and __________________ (“Employee”).

1.	Definitions.

a.           “Company” means the Company and any corporation or other business enterprise directly or indirectly controlling, controlled by or under common control with Tianjin Shengkai Industrial Development Company, Ltd., whether before or after the execution of this Agreement.

b.           “Customer” means customers, clients, licensors, licensees, agents, consultants, suppliers and contractors of the Company.

c.           “Confidential Information” means all information, whether or not reduced to writing, possessed by the Company, or relating to the business of the Company or its Customers, or any actual or demonstrably anticipated research and development of the Company or its Customers, which is not generally known in the trade, including, but not limited to, trade secrets, proprietary information, know-how, formulae, methods, processes, mixtures, customer lists, computer programs and software, and including Inventions (as hereinafter defined), and information conceived, originated or developed by Employee during any period of employment with the Company, whether alone or with others.

d.           “Inventions” means all discoveries, inventions, improvements, innovations, ideas, concepts and other developments, including, but not limited to, methods, processes, computer programs and software, relating to the business of the Company, or any actual or demonstrably anticipated research or development of the Company, made or conceived by Employee in whole or in part during any period of employment with the Company, whether alone or with others, and whether or not patentable or reduced to practice.

2.           Consideration.  This Agreement is entered in consideration of the hiring or continued employment of Employee by the Company.

3.           Confidentiality.  Employee agrees to maintain the confidentiality of all Confidential Information, both during and subsequent to any periods of employment with the Company, and Employee will not, without express written authorization by the Company, directly or indirectly reveal or cause to be revealed any such Confidential Information to any person other than to Company employees who are authorized to receive such Confidential Information in order to perform their duties for the Company, nor will Employee use any such Confidential Information to the detriment of the Company or its Customers, or other than in the course of Employee’s employment with the Company.

4.           Return of Confidential Material.  In the event that Employee’s employment with the Company is terminated for any reason whatsoever, Employee agrees promptly to deliver to the Company all Confidential Information Employee possess, and Employee will not take or keep any Confidential Information, whether in its original form or as copies, upon and following the termination of Employee’s employment.

5.           Return of Documents.  All memoranda, notes, notebooks, reports, drawings, photographs, plans, papers, recordings, tapes, computer discs or other forms of records, made or compiled by, or made available to, the Employee during the course of Employee’s employment, and any abstracts thereof, whether or not they contain Confidential Information, are and shall be the property of the Company and shall be immediately delivered by Employee to the Company at its request or upon termination of Employee’s employment.

6.           Rights In and To Inventions.

a.           Employee hereby assigns and transfers to the Company without further consideration Employee’s entire right, title and interest in and to all Inventions.

b.           Employee shall disclose any Invention promptly and fully in writing to Employee’s immediate supervisor at the Company, with a copy to the President of the Company, to enable the Company to determine whether the Invention is subject to this Agreement, regardless of whether Employee believes the Invention belongs to him.  To the extent that such an Invention may belong to the Employee, the Company shall protect such disclosures to the same extent that it protects its own similar proprietary information.  The Company, however, shall have no such obligations to the extent such an Invention is owned by the Company.

c.           Employee will, at the Company’s request, promptly execute a written assignment of title to the Company for any Invention required to be assigned by this Agreement, and will preserve any such Invention as Confidential Information of the Company.

d.           Employee shall, upon request by the Company, assist the Company or its designee (at Company’s expense) in every reasonable way during and at any time after Employee’s employment to patent and defend the Company’s or its designee’s title to any Inventions in any and all countries, which patents shall be and remain the sole and exclusive property of the Company or its nominee.

7.           Other Rights.

a.           It is understood and agreed that any photographs, illustrations, writings, designs, software, code or other material eligible for copyright protection, created by Employee during Employee’s employment by the Company, whether created solely by Employee or with others, and whether created on or off the Company’s premises, for the Company and/or submitted to the Company, shall be works-made-for-hire within the meaning of the United States Copyright Act.  In the event any such materials are determined not to be a work-made-for-hire, or any other issue arises affecting the Company’s right and title in and to such materials, Employee hereby transfers and assigns to the Company, without further consideration, Employee’s entire right, title and interest in and to all such materials.

b.           Employee will, at the Company’s request, promptly execute a written assignment of title to the Company for any such materials required to be assigned by this Agreement, and will preserve any such materials as Confidential Information of the Company.

c.           Employee acknowledges and agrees that the Company may modify, crop, retouch, edit, revise or otherwise alter such materials, and that publication, sale, distribution, and/or usage of any such material is at the Company’s sole discretion.

8.           Employees Name and Likeness.  Employee acknowledges and agrees that the Company may use Employee’s name and likeness in its publications, and in connection with the business of Company, including but not limited to, the promotion, advertisement, marketing and sale of Company’s products and services.

9.           Extension of Obligations and Agreement to Previous and Future Employment.  Employee understands and agrees that the provisions of this Agreement extend to all previous and future periods of Employee’s employment by the Company, and this Agreement shall continue to be in full force and effect without re-execution in the event Employee transfers between different employers within the Company, whether or not there are periods between such transfers during which the Employee is not employed by any employer within the Company.

10.           Trade Secrets and Confidential Information of Others.  Employee represents and warrants that Employee’s performance of all the terms of this Agreement, and as an employee of the Company, does not and shall not breach any agreement with any other party, including but not limited to, agreements regarding non-competition or to keep in confidence proprietary or confidential information of another party, and that Employee shall not disclose to the Company, or induce the Company to use, any proprietary or confidential information belonging to any other party including but not limited to a previous employer.

11.           Non-limitation of Rights.  This Agreement shall not be construed to limit in any way any “shop rights” or other common law or contractual right of the Company by virtue of its relationship with the Employee.

12.           Modification.  This Agreement may only be modified or terminated by an instrument in writing, signed by the Employee and the Company; provided, however, that Company may from time to time publish and adopt supplementary policies with respect to the subject matter of this Agreement, and Employee agrees that such supplemental policies shall be binding upon Employee.

13.           Remedies.  Employee and Company acknowledge and stipulate that the covenants and agreements contained in this Agreement are of a special nature, and that any breach, violation or evasion by Employee of the terms of this Agreement will result in immediate and irreparable injury and harm to the Company, and will cause damage to the Company in amounts difficult to ascertain.  Accordingly, the Company shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as to all other legal or equitable remedies to which the Company may be entitled, including, without limitation, termination of the employment of Employee.

14.           Entire Agreement.  Employee hereby acknowledges receipt of a signed counterpart of this Agreement, and acknowledges that it is Employee’s entire Agreement with the Company with respect to the subject matter hereof, thereby superseding any previous oral or written understanding or agreements with the Company or any officer or representative of the Company.  Nothing in this Agreement shall be deemed to be a contract of employment for a definite period of time, or to limit the right of the Company to terminate the employment of the Employee, with or without cause.

15.           Severability.  In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provisions shall be severed or otherwise modified as may best preserve the intention of the parties hereto, and the Agreement as so modified shall remain in full force and effect.

16.           Successors and Assigns.  This Agreement shall be binding upon Employee’s heirs, executors, administrators and other legal representatives, and is for the benefit of the Company, it successors and assigns.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the ___________ without regard to its choice of law provisions.  The parties hereby irrevocably consent to the jurisdiction of the _____ courts located in _____.

IN WITNESS WHEREOF, the parties hereby set their hands as of this _____ day of ____________________, 200_.

________________.
Employee	Company

Address:	By:

Name:
Street

Title:
City, State and Zip Code

Exhibit C

[Filed as Exhibit 10.4 to this Report]

Exhibit D

WANG CHEN CONFIDENTIALITY AND RIGHTS AGREEMENT

[Filed as Exhibit 10.3 to this Report]

Exhibit E

Guo Chuanye Non-Disclosure Letter Agreement

[Filed as Exhibit 10.5 to this Report]